UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2006

DIME COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27782	11-3297463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Havemeyer Street, Brooklyn, New York 11211
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (718) 782-6200

None
(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement

On March 16, 2006, the Board of Directors of Dime Community Bancshares, Inc. (the "Company") approved the grant of restricted stock awards under the 2004 Stock Incentive Plan to the executive officers of the Company set forth below, subject to the terms of the 2004 Stock Incentive Plan and the restricted stock award agreement, filed as Exhibit 10.22 to the Company's Current Report on Form 8-K filed on March 22, 2005, and incorporated herein by reference. All of the restricted stock awards granted on March 16, 2006 vest in the event of retirement, death or permanent disability of the recipient or a change in control of the Company.

Name and Title of Executive Officer	Number of Restricted Stock Award Shares Granted
Timothy B. King, Senior Vice President and Chief Investment Officer	10,000
Michael Pucella, Senior Vice President and Chief Accounting Officer	8,000
TOTALS	18,000

Executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, who have been granted restricted stock awards will file any reports required by Section 16 after such grants become effective.

On March 16, 2006, the Board of Directors of the Company approved adjustments in annual base salary and annual cash bonuses for the executive officers of the Company as set forth below. Both the adjustments in annual base salary and the annual cash bonuses were based upon the recommendations of a nationally recognized compensation consulting firm which the Company retains. The specific recommendations to the Company were based on a comparative analysis of ten to fifteen comparably sized and similarly located public banks.  The following table summarizes the adjustment in annual base salary and annual cash bonus for each executive officer of the Company:

Name and Title of Executive Officer	Increase in Annual Base Salary*	Annual Cash Bonus
Vincent F. Palagiano, Chairman of the Board and Chief Executive Officer	-	$139,000
Michael P. Devine, President and Chief Operating Officer	-	111,000
Kenneth J. Mahon, Executive Vice President and Chief Financial Officer	$20,000	95,000
Timothy B. King, Senior Vice President and Chief Investment Officer	20,000	60,000
Michael Pucella, Senior Vice President and Chief Accounting Officer	15,000	55,000
TOTALS	$55,000	$460,000

* By authorization of the Board of Directors of the Company, the adjustment to base salary for each executive officer is effective as of January 1, 2006.

On March 16, 2006, the Board of Directors of the Company approved an increase from $600 to $700 in the meeting attendance fee paid to outside directors for all meetings of committees of the Company or its wholly-owned subsidiary, The Dime Savings Bank of Williamsburgh, with the exception of Audit Committee meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIME COMMUNITY BANCSHARES, INC.

/s/ KENNETH J. MAHON
By: ___________________________________________
Kenneth J. Mahon
Executive Vice President and Chief Financial Officer

Dated: March 20, 2006